                                                                    EXHIBIT 10.4


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                           STOCK REDEMPTION AGREEMENT

                                 by and between

                           MONARCH DENTAL CORPORATION

                                      and

                           Warren F. Melamed, D.D.S.





                             As of February 5, 1996





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
                           STOCK REDEMPTION AGREEMENT

                                     INDEX

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
ARTICLE 1.  STOCK REDEMPTION  . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.1    Stock Redemption  . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.2    Time and Place of Closing   . . . . . . . . . . . . . . . . . . .  2
     1.3    Certain Closing Deliveries  . . . . . . . . . . . . . . . . . . .  2
     1.4    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . .  2
     1.5    Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.6    Non-Competition Agreement   . . . . . . . . . . . . . . . . . . .  3

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF MELAMED.  . . . . . . . . . . .  3
     2.1    Making of Representations and Warranties  . . . . . . . . . . . .  3
     2.2    Organization and Qualification; Capital Stock   . . . . . . . . .  3
     2.3    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.4    Authority; Noncontravention   . . . . . . . . . . . . . . . . . .  4
     2.5    Status of Property  . . . . . . . . . . . . . . . . . . . . . . .  5
     2.6    Financial Statements; Undisclosed Liabilities   . . . . . . . . .  8
     2.7    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.8    Collectibility of Accounts Receivable   . . . . . . . . . . . . . 10
     2.9    Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . 10
     2.10   Ordinary Course   . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.11   Banking Relations   . . . . . . . . . . . . . . . . . . . . . . . 13
     2.12   Intellectual Property   . . . . . . . . . . . . . . . . . . . . . 13
     2.13   Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     2.14   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     2.15   Permits; Compliance with Laws; Licensing and Credentialing;
            Health Care Providers   . . . . . . . . . . . . . . . . . . . . . 17
     2.16   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     2.17   Finder's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . 19
     2.18   Transactions with Interested Persons  . . . . . . . . . . . . . . 20
     2.19   Employee Benefit Programs   . . . . . . . . . . . . . . . . . . . 20
     2.20   Environmental Matters   . . . . . . . . . . . . . . . . . . . . . 22
     2.21   List of Certain Employees and Suppliers   . . . . . . . . . . . . 23
     2.22   Employees; Labor Matters  . . . . . . . . . . . . . . . . . . . . 24
     2.23   Material Relationships; Government Contracts  . . . . . . . . . . 25
     2.24   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     2.25   Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . 25
     2.26   Corporate Records   . . . . . . . . . . . . . . . . . . . . . . . 25
     2.27   List of Directors and Officers  . . . . . . . . . . . . . . . . . 25
     2.28   Transfer of Equity Interests  . . . . . . . . . . . . . . . . . . 26
     2.29   Equity Interest Repurchase  . . . . . . . . . . . . . . . . . . . 26
     2.30   Additional Financial Representations  . . . . . . . . . . . . . . 26





                                      (i)

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
     2.31   Investment Representations  . . . . . . . . . . . . . . . . . . . 26

ARTICLE 3.  COVENANTS OF MELAMED  . . . . . . . . . . . . . . . . . . . . . . 27
     3.1    Making of Covenants and Agreements  . . . . . . . . . . . . . . . 27
     3.2    Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     3.3    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 4.  COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . 28
     4.1    Making of Covenants and Agreements  . . . . . . . . . . . . . . . 28
     4.2    Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.3    Availability of Records   . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 5.  SURVIVAL OF REPRESENTATIONS, WARRANTIES, ARRANGEMENTS, COVENANTS
            AND OBLIGATIONS   . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 6.  INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.1    Indemnification by Melamed  . . . . . . . . . . . . . . . . . . . 28
     6.2    Limitations on Indemnification by Melamed   . . . . . . . . . . . 29
     6.3    Indemnification by Company  . . . . . . . . . . . . . . . . . . . 30
     6.4    Limitations on Indemnification by the Company   . . . . . . . . . 31
     6.5    Notice; Defense of Claims   . . . . . . . . . . . . . . . . . . . 32
     6.6    Satisfaction of Indemnification Obligations   . . . . . . . . . . 33

ARTICLE 7.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     7.1    Fees, Expenses and Certain Taxes  . . . . . . . . . . . . . . . . 33
     7.2    Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . 34
     7.3    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     7.4    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.5    Assignability; Binding Effect   . . . . . . . . . . . . . . . . . 35
     7.6    Captions and Gender   . . . . . . . . . . . . . . . . . . . . . . 35
     7.7    Execution in Counterparts   . . . . . . . . . . . . . . . . . . . 35
     7.8    Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.9    Consent to Jurisdiction; Certain Remedies   . . . . . . . . . . . 35
     7.10   Certain Definitions   . . . . . . . . . . . . . . . . . . . . . . 36

Schedules

Schedule 1.6         -      Non-Competition Agreement
Schedule 2.4(a)      -      Stockholders' Agreement
Schedule 2.4(b)      -      Employment Agreement
Schedule 2.6         -      Financial Statements





                                      (ii)

                           STOCK REDEMPTION AGREEMENT


       STOCK REDEMPTION AGREEMENT entered into as of February 5, 1996 by and among Monarch Dental Corporation, a Delaware corporation ("Company") and Warren
F. Melamed, D.D.S. ("Melamed").


                              W I T N E S S E T H

       WHEREAS, immediately prior hereto Melamed owns beneficially and of record all of the outstanding shares of capital stock of the Company, consisting of 56,080,447 shares of common stock, par value $.01 per share (the "Common Stock");

       WHEREAS, subject to the terms and conditions hereof the Company wishes to redeem and Melamed wishes to have redeemed a portion of the shares of Common Stock owned beneficially and of record by Melamed;

       WHEREAS, on the date hereof the Company has entered into (i) an Asset Contribution Agreement (the "MacGregor Asset Contribution Agreement") by and between the Company, Shears Vanguard, Ltd., Shears Vanguard, Inc., Shears Vanguard General, Inc., Shears Vanguard SMI, Inc., MDC Dental, Inc. and Dr. Charles G. Shears pursuant to which in exchange for shares of Common Stock and cash and the assumption of specified liabilities the Sellers thereunder will contribute the assets comprising the MacGregor Dental Centers business in a transaction (together with the transactions contemplated by the TA Purchase Agreement and the Melamed/Smith Asset Contribution Agreement (each as defined below)) intended to qualify as an exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Stock Purchase Agreement dated as of February 5, 1996, by and between the Company and the purchasers named therein (the "TA Purchase Agreement"); (iii) the Loan Agreement dated as of February 5, 1996 among Monarch Dental Associates, L.P., MacGregor Dental Associates, L.P., NationsBank of Texas, N.A., as Agent, NationsBank of Texas, N.A. and the other entities designated therein as Lenders and related documents entered in connection therewith (the "Bank Financing"); and (iv) an Asset Contribution Agreement (the "Melamed/Smith Asset Contribution Agreement") by and among the Company, Melamed and Roy D. Smith, III, D.D.S. ("Smith") dated as of February 5, 1996, pursuant to which (A) in exchange for shares of Common Stock and cash, each of Melamed and Smith will contribute certain assets comprising their interest in the dental practice conducted in Mesquite, Texas and (B) in exchange for shares of Common Stock and cash Melamed will contribute certain additional assets in each case in a transaction (together with the transactions contemplated by the TA Purchase Agreement and the MacGregor Asset Contribution Agreement) intended to qualify as an exchange under Section 351 of the Code (all such assets so contributed as provided in the Melamed/Smith Asset Contribution Agreement, collectively, the "Subject Assets"); and

       WHEREAS, the closing of the transaction contemplated by this Agreement shall occur immediately prior to the closings contemplated by each of the MacGregor Asset Contribution Agreement and the Melamed/Smith Asset Contribution Agreement.

       NOW, THEREFORE, in order to consummate said stock redemption and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:


ARTICLE 1.    STOCK REDEMPTION.

       1.1 Stock Redemption. Subject to and in reliance upon the terms, provisions and conditions of this Agreement, at the Closing (as defined in Section 1.2 hereof), the Company shall redeem 53,068,927 shares of Common Stock (the "Redeemed Shares") from Melamed for a purchase price of $.125965539 per share or $6,684,856 in the aggregate (the "Aggregate Redemption Price"). At the Closing Melamed shall surrender to the Company a certificate or certificates, together with duly executed stock transfer powers, representing the Redeemed Shares and the Company shall pay Melamed cash in the amount of the Aggregate Redemption Price, with such amount to be paid by wire transfer in immediately available funds to such account as Melamed shall have indicated in writing to the Company.

       1.2 Time and Place of Closing. The closing of the transactions provided for in this Agreement (herein called the "Closing") shall be held at the offices of Goodwin, Procter & Hoar at Exchange Place, Boston, Massachusetts as of the date hereof (such date being herein called the "Closing Date").

       1.3    Certain Closing Deliveries.

              (a) Consideration Price. At the Closing, the Company shall deliver to Melamed the Aggregate Redemption Price.

              (b) Surrender of Redeemed Shares. At the Closing, Melamed shall surrender to the Company a certificate or certificates representing the Redeemed Shares, together with stock transfer powers duly endorsed in blank transferring to the Company good title to the Redeemed Shares free and clear of all liens, restrictions and encumbrances.

       1.4 Further Assurances. Melamed from time to time after the Closing at the request of the Company and without further consideration shall execute and deliver such further instruments of transfer and assignment and take such other action as the Company may reasonably require to more effectively transfer and assign to, and vest in, the Company the Redeemed Shares.

       1.5 Transfer Taxes. All transfer taxes, fees and duties under applicable law incurred in connection with the transfer of the Redeemed Shares under this Agreement will be borne and paid by Melamed, and Melamed hereby covenants to promptly reimburse the Company for any such tax, fee or duty which either the Company or Melamed is required to pay under applicable law.

       1.6 Non-Competition Agreement. As a material inducement to and a condition precedent of the Company's redemption of the Redeemed Shares, Melamed is executing and delivering at the Closing a Non-Competition Agreement in the form of Schedule 1.6 attached hereto (the "Non-Competition Agreement").


ARTICLE 2.    REPRESENTATIONS AND WARRANTIES OF MELAMED.

       2.1 Making of Representations and Warranties. As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Melamed hereby makes to the Company the representations and warranties contained in this Section 2. For the purposes of this Agreement, references to "knowledge" or "best knowledge" of Melamed or "known" by Melamed or words of similar import, shall be deemed to include such knowledge as Melamed or any executive officer or manager of the Company or any entity (individually, an "Entity," collectively, the "Entities") listed in
Section 2.1 of the Disclosure Schedule (as hereinafter defined) actually has or reasonably ought to have in the ordinary course of performing their duties.
For purposes of this Agreement, references to the "Disclosure Schedule" shall mean the Disclosure Schedule delivered by Melamed to the Company on the date hereof. For the purposes of this Article 2, the Company is deemed to have knowledge of each of the MacGregor Asset Contribution Agreement, the TA Purchase Agreement, the Bank Financing, the Melamed/Smith Asset Contribution Agreement and each other document entered into in connection therewith and the transactions contemplated thereby.

       2.2 Organization and Qualification; Capital Stock. The Company and each Entity is a corporation or partnership duly organized, validly existing and in good standing under the laws of the state of its organization as listed in Section 2.2(i) of the Disclosure Schedule with full corporate or partnership power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of the charter documents of the Company and each Entity as amended to date and certified by the Secretary of State of each relevant jurisdiction, and of the partnership agreement or by-laws of the Company and each Entity, as amended to date, certified by its Secretary or general partner, and heretofore delivered to Goodwin, Procter & Hoar, are complete and correct, no amendments thereto are pending, and neither the Company nor any Entity is in violation thereof.

       The Company and each such Entity are duly qualified to do business as a corporation or foreign limited partnership in the states or the jurisdictions listed in Section 2.2(ii) of the Disclosure Schedule, and are not required to be licensed or qualified to conduct their businesses or own their properties in any other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Company and the Entities taken as a whole. Immediately prior to the Closing, all of the issued and outstanding capital stock, partnership interests or other equity interests of the Company and each Entity is owned beneficially and of record as set forth in Section 2.2(iii) of the Disclosure Schedule, free and clear of any lien, restrictions or encumbrances and there are no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class, partnership interests or other equity interests of the Company or any such Entity.

       At the Closing, and after giving effect to each of the transactions contemplated by (i) this Agreement, (ii) the MacGregor Asset Contribution Agreement, (iii) the TA Purchase Agreement, (iv) the Bank Financing and (v) the Melamed/Smith Asset Contribution Agreement, all of the issued and outstanding capital stock, partnership interests or other equity interests of the Company and each Entity will be owned beneficially and of record as set forth in
Section 2.2(iv) of the Disclosure Schedule, will be free and clear of any lien, restrictions or encumbrances (other than those, if any, required by the Bank Financing) and there will be no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class, partnership interests or any other equity interest of the Company or any Entity.

       2.3 Subsidiaries. Neither the Company nor any Entity has any subsidiaries (as defined in Section 7.10(d)) or owns any securities issued by any other business organization or governmental authority or has any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind relating to the business conducted by the Company and the Entities (such business, the "Monarch Dental Centers business"), except as listed in Section 2.3 of the Disclosure Schedule.

       2.4 Authority; Noncontravention. Melamed, the Company and each Entity have full corporate or partnership power and authority or capacity, as applicable to enter into this Agreement, each agreement, document and instrument to be executed and delivered by it or them pursuant to or contemplated by this Agreement, the Stockholders' Agreement dated as of February 5, 1996 attached hereto as Schedule 2.4(a) (the "Stockholders' Agreement"), the Employment Agreement dated as of February 5, 1996 attached hereto as Schedule 2.4(b) (the "Employment Agreement") and the Non-Competition Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Melamed, the Company and each Entity of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Melamed, the Company and each Entity including any required action of their respective owners and no other action on the part of Melamed, the Company and each Entity or its owners is required in connection therewith. This Agreement and each such agreement, document and instrument executed and delivered by Melamed, the Company and each Entity pursuant to this Agreement constitute valid and binding obligations of Melamed, the Company and each Entity enforceable in accordance with their respective terms.

       The execution, delivery and performance by Melamed, the Company and each Entity of this Agreement and each such agreement, document and instrument contemplated by this Agreement to which it is a party:

                     (i) do not and will not violate any provision of the charter, by-laws or equivalent constituent documents of Melamed, the Company or any Entity;

                     (ii) do not and will not violate in any material respect any laws of the United States or any state or other jurisdiction applicable to Melamed, the Company or any Entity or require Melamed, the Company or any Entity except as set forth in Section 2.4 of the Disclosure Schedule to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                     (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Melamed, the Company or any Entity is a party or by which the property of Melamed, the Company or any Entity is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Subject Assets, except to the extent that any of the foregoing would not have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Monarch Dental Centers business taken as a whole.

       2.5    Status of Property.

              (a) Real Property. Neither the Company nor any Entity owns any real estate.

              (b) Leased Real Property. All of the real property leased in connection with the Monarch Dental Centers business is identified in Section 2.5(b) of the Disclosure Schedule (collectively referred to herein as the "Leased Real Property"). Further:

                     (i) Leases. All of the leases of any of the Leased Real Property (collectively, the "Leases") are listed in Section 2.5(b)(i) of the Disclosure Schedule. The copies of the Leases heretofore delivered or furnished to Goodwin, Procter & Hoar are complete, accurate, true and correct copies of each of the Leases, except as set forth in Section 2.5(b)(i) of the Disclosure Schedule. With respect to each of the Leases, except as set forth in Section 2.5(b)(i) of the Disclosure Schedule:

                     (A) each of the Leases is in full force and effect on the terms set forth therein and has not been modified, amended, or altered, in writing or otherwise;

                     (B) all material obligations of the landlord or lessor under the Leases which have accrued have been performed, and to the best of the knowledge of Melamed, no landlord or lessor is in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the landlord or lessor under any Lease, except for any default which would not have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Monarch Dental Centers business taken as a whole;

                     (C) all material obligations of the tenant or lessee under the Leases which have accrued have been performed, and none of Melamed, the Company or any Entity is in default under or in arrears in the payment of any sum or in the performance of any material obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Melamed, the Company or any Entity; and

                     (D) Melamed, the Company and each Entity have obtained the consent of each landlord or lessor under any Leases whose consent is required in connection with the transactions contemplated by this Agreement and each other transaction referred to herein or the collateral assignment of any Lease by the Company or any Entity or its assignees, except as set forth in Section 2.5(b)(i)(D) of the Disclosure Schedule.

                     (ii) Title and Description. The Company or the relevant Entity, as applicable, holds a good, clear, marketable (if applicable), valid and enforceable leasehold interest in the Leased Real Property leased by it pursuant to the Leases, subject only to the right of reversion of the landlords or lessors under such Leases, in all cases, to the best knowledge of Melamed, free and clear of all other prior or subordinate interests, including, without limitation, mortgages, deeds of trust, ground leases, leases, subleases, security interests or similar encumbrances, liens, assessments, tenancies, licenses, claims, rights of first refusal, options, covenants, conditions, restrictions, rights of way, easements, judgments or other encumbrances or matters affecting title, and free of encroachments onto or off of the Leased Real Property, except for those matters set forth in Section 2.5(b)(ii) of the Disclosure Schedule (collectively, the "Title Exceptions").

                     (iii) Compliance with Law; Government Approvals. None of Melamed, the Company or any Entity has received notice from any municipal, state, federal or other governmental authority of any violation of any zoning, building, fire, water, use, health, or other law, ordinance, code, regulation, license, permit or authorization issued in respect of any of the Leased Real Property that has not been heretofore corrected, and to the best knowledge of Melamed, no such violation or violations now exist which would have a material adverse effect on the conduct of the Monarch Dental Centers business taken as a whole. Improvements located on or constituting a part of the Leased Real Property and the construction, installation, use and operation thereof (including, without limitation, the construction, installation, use and operation of any signs located thereon) were completed and installed and to the best knowledge of Melamed are now in compliance, in all material respects, with all applicable municipal, state, federal or other governmental laws, ordinances, codes, regulations, licenses, permits and authorizations, including, without limitation, applicable zoning, building, fire, water, use or health laws, ordinances, codes, regulations, licenses, permits and authorizations except as set forth in
       Section 2.5(b)(iii) of the Disclosure Schedule, and there are presently in effect all certificates of occupancy, licenses, permits and authorizations required by law, ordinance, code or regulation or by any governmental or private authority having jurisdiction over any of the Leased Real Property or any portion thereof, or the occupancy thereof or any present use thereof (collectively, "Governmental Approvals"), which are necessary or otherwise material to the conduct of the Monarch Dental Centers business, except as set forth in Section 2.5(b)(iii) of the Disclosure Schedule. To the best knowledge of Melamed, the Leased Real Property has at least the minimum access required by applicable subdivision or similar law.

                     (iv)   Real Property Taxes.  Except as set forth in
       Section 2.5(b)(iv) of the Disclosure Schedule, none of Melamed, the Company or any Entity has received notice of any pending or threatened reassessment of all or any portion of any of the Leased Real Property, and, to the best knowledge of Melamed, the consummation of the transactions contemplated by this Agreement or referred to herein will not result in any such reassessment.

              (c)    Personal Property.  Except as specifically disclosed in
Section 2.5(c) of the Disclosure Schedule or in the Base Balance Sheet (as defined in Section 2.6(a)(ii)) the Company or the relevant Entity, as applicable, owns and has good, valid and (if applicable) marketable title to all of the personal property used in connection with the conduct of the Monarch Dental Centers business and none of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, restriction on transfer, stockholder or similar agreement, security title, encumbrance or other charge except as specifically disclosed in said Schedule or in the Base Balance Sheet. The Base Balance Sheet reflects all personal property used in connection with the conduct of the Monarch Dental Centers business, subject to dispositions and additions in the ordinary course of business and consistent with this Agreement. Except as otherwise specified in Section 2.5(c) of the Disclosure Schedule, all of the tangible personal property of the Company and the Entities are in generally good operating condition and repair, normal wear and tear excepted, have been well maintained, and conform in all material respects with all applicable ordinances, regulations and other laws.

              (d) Transfer of Title. At the Closing the Company will receive good, valid and (if applicable) marketable title to the Redeemed Shares and all of the Subject Assets, free and clear of all liens, encumbrances, charges, restrictions on transfer, stockholder or similar agreements, equities and other claims of every kind, including the right and ability to transfer the Subject Assets to its subsidiaries.

       2.6    Financial Statements; Undisclosed Liabilities.

              (a) Melamed has delivered to Goodwin, Procter & Hoar the following financial statements, copies of which are attached hereto as Schedule 2.6:

                     (i) Unaudited pro forma combined balance sheets for the Monarch Dental Centers business for the fiscal years ended December 31, 1994 and 1993 and related statements of income, retained earnings and cash flows for the years then ended, certified by the Company; and

                     (ii) An unaudited pro forma combined balance sheet for the Monarch Dental Centers business as of December 31, 1995 (herein the "Base Balance Sheet") and an unaudited statement of income, retained earnings and cash flows for the twelve-month period then ended for the Monarch Dental Centers business.

Said financial statements have been prepared by the Company from the books and records of the Monarch Dental Centers business, present fairly in all material respects the pro forma combined financial condition of the Monarch Dental Center business, at the dates of said statements and the results of their operations for the periods covered thereby.

              (b) As of the date of the Base Balance Sheet, there were no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, relating to the Monarch Dental Centers business, except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) specifically disclosed in Schedule 2.6 furnished to Goodwin, Procter & Hoar hereunder on the date hereof and attached hereto, or (iii) incurred in the ordinary course of business consistent with the terms of this Agreement subsequent to the date of the Base Balance Sheet.

              (c) As of the date hereof, there are no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, relating to the Monarch Dental Centers business, except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) specifically disclosed in
Schedule 2.6 furnished to Goodwin, Procter & Hoar hereunder on the date hereof and attached hereto, or (iii) incurred in the ordinary course of business consistent with the terms of this Agreement subsequent to the date of the Base Balance Sheet.

       2.7    Taxes.

              (a) The Company, each of the Entities and their predecessors have paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), shown to be due on all tax returns required to be filed through the date hereof, whether disputed or not.

              (b) The Company, each of the Entities and their predecessors have in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed through the date hereof. Complete and correct copies of all federal, state, local and foreign income tax returns filed with respect to the Company, each of the Entities and their predecessors for taxable periods ended on or after December 31, 1989 have been previously provided to Coopers & Lybrand, together with any examination reports and statements of deficiencies assessed against or agreed to with respect to said returns and all such returns are true, correct and complete in all material respects.

              (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the best knowledge of Melamed, threatening to assert against the Company, each of the Entities or their predecessors any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company, any of the Entities and their predecessors do not file reports and returns that the Company, any of the Entities or their predecessors are or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any Entity that arose in connection with any failure (or alleged failure) to pay any Tax. The Company, each of the Entities and their predecessors have not entered into a closing agreement pursuant to
Section 7121 of the Code.

              (d) Except as set forth in Section 2.7 of the Disclosure Schedule, there has not been during the past five years any audit of any tax return filed by the Company, any Entity or their predecessors, no audit of any tax return of the Company, any Entity or their predecessors is in progress, and neither the Company, any Entity nor their predecessors have been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Section 2.7 of the Disclosure Schedule, no extension of time with respect to any date on which a tax return was or is to be filed by the Company, any Entity or their predecessors is in force, and no waiver or agreement by the Company, any Entity or their predecessors is in force for the extension of time for the assessment or payment of any Taxes.

              (e) The Company, each of the Entities and their predecessors have never been (and have never had any liability for unpaid Taxes because they once were) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Neither the Company, any Entity nor their predecessors have ever filed, or have ever been required to file, a consolidated, combined or unitary tax return with any other entity. Neither the Company, any of the Entities nor their predecessors own or have ever owned a direct or indirect interest in any trust, partnership, corporation or other entity except as set forth in Section 2.7(e) of the Disclosure Schedule and neither the Subject Assets nor the assets of the Company or any Entity include an interest in any such entity. Neither the Company, any Entity nor their predecessors are parties to any tax sharing agreement.

              (f) Neither the Company, any Entity nor their predecessors is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

              (g) Neither the Company nor any Entity has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

              (h) Each of the Company and Partners Dental Corporation is and always has been an "S corporation" within the meaning of Section 1361(a)(1) of the Code.

              (i) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

              (j) Section 2.7 of the Disclosure Schedule sets forth the tax basis of the Subject Assets for federal income tax purposes.

       2.8 Collectibility of Accounts Receivable. All of the accounts receivable of the Monarch Dental Centers business (subject to contractual allowances consistent with the past practices of the Monarch Dental Centers business) as described in Section 2.8 of the Disclosure Schedule are valid and enforceable claims, and to the best knowledge of Melamed are not subject to set off or counterclaim, provided that the foregoing representation is not a guarantee of collectibility. Section 2.8 of the Disclosure Schedule contains a complete and accurate summary of the amount of accounts receivable. Except as disclosed in Section 2.8 of the Disclosure Schedule, the Monarch Dental Centers business does not have any accounts receivable or loans receivable from any person, firm or corporation which is affiliated with Melamed, the Company or any Entity or from any stockholder, director, officer or employee of the Company or any Entity or any affiliate thereof.

       2.9 Absence of Certain Changes. Except as disclosed in Section 2.9 of the Disclosure Schedule, since the date of the Base Balance Sheet there has not been:

              (a) Any adverse change in the properties, assets, liabilities, business, operations, condition (financial or other) or prospects of the Monarch Dental Centers business taken as a whole which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been material;

              (b) Any contingent liability relating to the Monarch Dental Centers business as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Monarch Dental Centers business;

              (c) Any mortgage, encumbrance or lien placed on any of the properties used in the Monarch Dental Centers business which remains in existence on the date hereof;

              (d) Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, incurred by the Company or any Entity other than obligations and liabilities incurred in the ordinary course of business or the Monarch Dental Centers and otherwise consistent with the terms of this Agreement;

              (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets relating to the Monarch Dental Centers business other than in the ordinary course of business;

              (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business relating to the Monarch Dental Centers business;

              (g) Any declaration, setting aside or payment of any dividend by the Company, Oral Health Concepts, Inc., Partners Dental Corporation or Warren F. Melamed D.D.S., P.C., or the making of any other distribution in respect of the capital stock or other equity interest of any of the foregoing of or any direct or indirect redemption, purchase or other acquisition by any of the foregoing of its own capital stock or other equity interest except as described in Section 2.9(g) of the Disclosure Schedule;

              (h) Any labor trouble or claim of unfair labor practices involving the Monarch Dental Centers business;

              (i) Except as set forth in Section 2.9(i) of the Disclosure Schedule, any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the Monarch Dental Centers business to any officers, employees, agents, independent contractors, dentists or dental professional corporations other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any such person or entity; or any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such person or entity;

              (j) Any change, or the obtaining of information concerning a prospective change, with respect to any officers, management employees or dentists (including dental professional corporations) involved in the Monarch Dental Centers business, any grant of any severance or termination pay to any officer, employee, agent, independent contractor, dentist or dental professional corporation involved in the Monarch Dental Centers business or any increase in benefits payable under any existing severance or termination pay policies or employment agreement or relationship;

              (k) Any payment or discharge of a material lien or liability relating to the Monarch Dental Centers business which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

              (l) Any payment made or obligation or liability incurred by the Company or any Entity to, or any other transaction by the Company or any Entity with, any of its officers, directors, partners, stockholders, employees or independent contractors (including dentists and dental professional corporations), or any loans or advances made by the Company or any Entity to any of its officers, directors, partners, stockholders, employees or independent contractors (including dentists and dental professional corporations), except normal compensation and expense allowances consistent with past practice;

              (m) Any change in accounting methods or practices, credit practices, collection policies or payment policies used by the Company or any Entity including without limitation any change in the discharge or recording of payables relative to past practices;

              (n) Any cancellation or loss of any material right or asset, or waiver of any right, of the Monarch Dental Centers business;

              (o) Any change in the relationships with suppliers, distributors, licensees, licensors, customers or others with whom the Monarch Dental Centers business has business relationships which would have a material adverse effect on the Monarch Dental Centers business taken as a whole, and Melamed does not have knowledge of any fact or contemplated event which may cause any such material adverse change;

              (p) Any alteration or change in the methods of operation employed by the Monarch Dental Centers business other than in the ordinary course of business;

              (q) Any other transaction relating to the Monarch Dental Centers business other than transactions in the ordinary course of business; or

              (r) Any agreement or understanding whether in writing or otherwise, by the Company, any Entity or any other person that would result in any of the transactions or events or require the Company or any Entity to take any of the actions specified in paragraphs (a) through (q) above.

       2.10 Ordinary Course. Since the date of the Base Balance Sheet, the Monarch Dental Centers business has conducted its business only in the ordinary course and in a manner consistent with prior practices.

       2.11 Banking Relations. All of the accounts with any banking institution relating to the Monarch Dental Centers business are accurately and in all material respects described in Section 2.11 of the Disclosure Schedule, indicating with respect to each of such accounts the type of arrangement maintained (such as checking account, borrowing, etc.) and the person or persons authorized in respect thereof.

       2.12   Intellectual Property.

              (a) Except and as described in Section 2.12(a) of the Disclosure Schedule, the Company or the relevant Entity has exclusive ownership, or exclusive license to use, of all computer software, patent, copyright, trade secret (including without limitation customer lists, production processes and inventions), trademark, service mark or other proprietary rights (collectively, "Intellectual Property") used in the Monarch Dental Centers business as presently conducted. The Company's or the relevant Entity's rights in all of such Intellectual Property are freely transferable, provided that no representation or warranty is made as to licensed software which is generally commercially available and used in the ordinary course of business, and except as set forth in Section 2.12(a) of the Disclosure Schedule with respect to Intellectual Property which is not freely assignable at the date hereof. No proceedings have been instituted, or are pending or to the best knowledge of Melamed threatened, which challenge the rights of the Company or any Entity in respect of any Intellectual Property, and to the best knowledge of Melamed, except as set forth in Section 2.12(a) of the Disclosure Schedule, no other person has or alleges any rights in or to the Intellectual Property. The Company or the relevant Entity has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software (subject to the first sentence of this paragraph), systems, data compilations, research results and other information required for or incident to the conduct of the Monarch Dental Centers business as presently conducted or contemplated.

              (b) All patents, patent applications, trademarks, service marks, trademark and service mark applications and registrations and registered copyrights which are material to the conduct of the Monarch Dental Center's business as presently conducted or contemplated to be conducted, are listed in
Section 2.12(b) of the Disclosure Schedule. Such patents, patent applications, trademark and service mark registrations, trademark and service mark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction, to the extent, if any, set forth in Section 2.12(b) of the Disclosure Schedule.

              (c) All licenses or other agreements under which the Monarch Dental Centers business is granted rights in Intellectual Property are listed in Section 2.12(c) of the Disclosure Schedule. All said licenses or other agreements are in full force and effect, there is no material default by the Company or any Entity, or to the best knowledge of Melamed, any other party thereto, and, except as set forth in Section 2.12(c) of the Disclosure Schedule and as provided in Section 2.12(a) above, all rights thereunder are freely assignable. To the best knowledge of Melamed, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Goodwin, Procter & Hoar.

              (d) All licenses or other agreements under which the Monarch Dental Centers business has granted rights to others in Intellectual Property are listed in Section 2.12(d) of the Disclosure Schedule. All of said licenses or other agreements are in full force and effect, there is no material default by the Company or any Entity, or to the best knowledge of Melamed, any other party thereto, and, except as set forth in Section 2.12(d) of the Disclosure Schedule, and as provided in Section 2.12(a) above, all of the Company's or the relevant Entities' rights thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Goodwin, Procter & Hoar.

              (e) To the best knowledge of Melamed, the Monarch Dental Centers business has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all material copyright, trade secret and other proprietary rights. Neither Melamed, the Company nor any Entity has any knowledge of any infringement by others of any of its Intellectual Property rights. No employee or consultant of the Company or any Entity owns any rights in any products, technology or Intellectual Property of the Company or any Entity which ownership materially and adversely affects the conduct of the Monarch Dental Centers business.

              (f) To the best knowledge of Melamed, the conduct of the Monarch Dental Centers business does not infringe any Intellectual Property of any other person. No proceeding charging the Company or any Entity with infringement of any adversely held Intellectual Property has been filed or to the best knowledge of Melamed is threatened to be filed. To the best knowledge of Melamed, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the services, activities or business of the Monarch Dental Centers business. To the best knowledge of Melamed, the conduct of the Monarch Dental Centers business does not involve the unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employee. Except as set forth in Section 2.12(f) of the Disclosure Schedule, to the best knowledge of Melamed, none of the Company nor any Entity, nor any of their respective employees, has any agreements or arrangements with any persons other than the Company or an Entity related to confidential information or trade secrets of such persons or restricting any such employee's engagement in business activities of any nature, other than those relating to patient confidentiality as required by law.

              (g) To the best knowledge of Melamed, the computer software included in the Intellectual Property performs in all material respects in accordance with the documentation and other written material used in connection with the Software and is free of material defects in programming. The Company and the Entities have all the databases and computer software used or necessary to conduct their businesses and the Monarch Dental Centers business, except as set forth in Section 2.12(g) of the Disclosure Schedule.

       2.13   Contracts.

              (a) Except for contracts, commitments, plans, agreements and licenses described in Section 2.13(a) of the Disclosure Schedule (true and complete copies of which have been delivered to the Goodwin, Procter & Hoar), neither the Monarch Dental Centers business nor the Company or any Entity are a party to or subject to:

                     (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                     (ii) any employment contract, or any contract for services which requires the payment of more than $100,000 annually or which is not terminable within 30 days without liability for any penalty or severance payment;

                     (iii) any contract or agreement for the purchase of any commodity, material, equipment or service except purchase orders in the ordinary course for less than $5,000 each, such orders not exceeding $50,000 in the aggregate;

                     (iv) any other contracts or agreements creating an obligation of $50,000 or more with respect to any such contract;

                     (v) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                     (vi) any contract or agreement which by its terms does not terminate or is not terminable without penalty within one year after the date hereof;

                     (vii) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

                     (viii) any contract with any sales agent or distributor;

                     (ix) any contract containing covenants limiting its freedom to compete in any line of business or with any person or entity;

                     (x) any contract or agreement for the purchase of any fixed asset for a price in excess of $50,000 whether or not such purchase is in the ordinary course of business;

                     (xi) any license agreement (as licensor or licensee) other than routine software licenses to end users entered into in the ordinary course of business for a total consideration not exceeding $50,000 for any one such license);

                     (xii) any agreement involving a lease or license of real property or any "capitalized" or "financing" lease;

                     (xiii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

                     (xiv) any contract or agreement with any officer, employee, director, or stockholder or with any persons or organizations controlled by or affiliated with any of them;

                     (xv) any contract or agreement with any governmental authority, insurance company, third-party fiscal intermediary or carrier administering any Medicaid program of any state, the Medicare program, any clinic or other in-patient health care facility, dental or health maintenance organization, preferred provider organization, self-insured employer or other third-party payor of any kind or nature;

                     (xvi)  any power of attorney; or

                     (xvii) any judgment, decree or order affecting the Monarch Dental Centers business, the Company or any Entity.

              (b) All contracts, agreements, leases and instruments to which the Company or any Entity is a party and as are set forth in Section 2.13(a) of the Disclosure Schedule are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company or the relevant Entity, as the case may be and, to the best knowledge of Melamed, the other parties thereto, enforceable in accordance with their respective terms.
Neither the Company nor any Entity or, to the best knowledge of Melamed, any other party to any contract, agreement, lease or instrument to which the Company or any Entity is a party or any judgment, decree or order applicable to the Monarch Dental Centers business, the Company or any Entity is in default in complying with any provisions thereof, and no condition or event or facts exist which, with notice, lapse of time or both would constitute a default thereof on the part of the Company or any Entity or, to the best knowledge of Melamed, on the part of any other party thereto in any such case that could have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Monarch Dental Centers business taken as a whole. Except as disclosed in Section 2.13(b) of the Disclosure Schedule, neither the Company nor any Entity is subject to or bound by any agreement, judgment, decree or order which materially and adversely affects the business, operations, results of operations, assets, condition (financial or other) or prospects of the Monarch Dental Centers business taken as a whole.

              (c) Except as disclosed in Section 2.13(c) of the Disclosure Schedule, there are no contracts, agreements, arrangements or understandings (each, an "HCP Agreement") with any dentist, dental assistant, nurse, technician, or other health care provider (each a "Health Care Provider") in connection with the Monarch Dental Centers business or pursuant to which Melamed, the Company or any Entity receives revenues regarding the provision of dental services to patients in connection with such business.

       2.14 Litigation. Section 2.14 of the Disclosure Schedule lists all currently pending litigation and governmental or administrative proceedings or investigations to which the Company or any Entity is a party. Except for matters described in Section 2.14 of the Disclosure Schedule, there is no litigation or governmental or administrative proceeding or investigation pending or, to the best knowledge of Melamed, threatened relating to the Monarch Dental Centers business which may have any material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Monarch Dental Centers business taken as a whole or which could prevent or hinder the consummation of the transactions contemplated by this Agreement or any other transaction contemplated by or referred to herein. With respect to each matter set forth therein, Section
2.14 of the Disclosure Schedule sets forth a description of the forums for the matter, the parties thereto and the type and amount of relief sought.

       Without limitation of the foregoing, except as set forth in Section 2.14 of the Disclosure Schedule, there are no pending or, to the best knowledge of Melamed, threatened malpractice claims, Texas Regulatory Board investigations, suits, notices of intent to institute, arbitrations or proceedings, either administrative or judicial, involving the Monarch Dental Centers business including, without limitation, any of the Health Care Providers.

       2.15 Permits; Compliance with Laws; Licensing and Credentialing; Health Care Providers.

              (a) General Compliance. Except as set forth in Section 2.15(a) of the Disclosure Schedule, the Monarch Dental Centers business has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") necessary to permit the ownership of respective properties involved therein and the conduct of such business as the same is presently conducted, a listing of such Permits is set forth in Section 2.15(a) of the Disclosure Schedule, and all such Permits are valid and in full force and effect except to the extent the absence of any such Permit would not have material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Monarch Dental Centers business taken as a whole. Except as set forth in Section 2.15(a) of the Disclosure Schedule, no Permit is subject to termination as a result of the performance of the Agreement or consummation of the transactions contemplated hereby or referred to herein. Except as set forth in Section 2.15(a) of the Disclosure Schedule, the Monarch Dental Centers business is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations (including without limitation OSHA and regulations thereunder and all applicable environmental laws and regulations) promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business, except for any such non-compliance or violation that, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Monarch Dental Centers business taken as whole. Since January 1,

1993, none of Melamed, the Company nor any Entity has ever entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any insurance, consumer protection, environmental or health and safety law or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law.

              (b)    Licensing and Credential Information.

       None of the Company or any Entity is required to be, and each Health Care Provider is, duly licensed under the laws of the State of Texas and, to the best knowledge of Melamed, each Health Care Provider has complied in all material respects with all laws, rules and regulations relating to the rendering of services including without limitation OSHA. Except as set forth in Section 2.15(b) of the Disclosure Schedule, to the best knowledge of Melamed, including knowledge obtained through the credentialing process used by the business, no Health Care Provider since January 1, 1990: (i) has had his or her professional license, Drug Enforcement Agency number, Medicare or Medicaid provider status, or staff privileges at any hospital or dental facility suspended, relinquished, terminated or revoked, (ii) has been reprimanded, sanctioned or disciplined by any licensing board or any federal, state or local society, agency, regulatory body, governmental authority, hospital, third party payor or specialty board; or (iii) has had a final judgment or settlement entered against him or her in connection with a malpractice or similar action. The names of the Health Care Providers who provide services in connection with the Monarch Dental Centers business have been previously disclosed to Goodwin, Procter & Hoar. To the best of Melamed's knowledge, all of the employed and engaged Health Care Providers are in good physical and mental health and do not suffer from any illnesses or disabilities which could prevent any of them from fulfilling their responsibilities under the respective contracts, agreements or understandings with the Company or any Entity, as applicable. Except as set forth in Section 2.15(b) of the Disclosure Schedule to the best of Melamed's knowledge, none of the employed and engaged Health Care Providers use or abuse any controlled substances at any time or is under the influence of alcohol or are affected by the use of alcohol during the time period required to perform his or her duties and obligations under any contracts, agreements or understandings with the Company or any Entity.

              (c) Medicare/Medicaid. The Monarch Dental Centers business does not involve and has never involved patients covered by or arrangements with Medicare or Medicaid.

              (d) Other. To the best knowledge of Melamed, (i) none of the Company or any Entity is required to make filings under any insurance holding company or similar state statute, or is required to be licensed or authorized as an insurance holding company in any jurisdiction in order to conduct their respective businesses as presently conducted, (ii) the dental plan services and related products offered and provided by the Monarch Dental Centers business have been and are offered and provided in compliance with the requirements of all relevant laws and regulations, in each case, with such exceptions, individually or in the aggregate, as would not have a material adverse effect on the business, operations, assets, condition (financial or other) or prospects of such business; and (iii) none of the Company nor any Entity has received any notification from any governmental regulatory authority to the effect that any Permit from such regulatory authority is needed to be obtained by it in order to conducts its business.

       Except as set forth in Section 2.15(d) of the Disclosure Schedule, to the best knowledge of Melamed, there exists no legislation, rule or regulation which shall either (i) have been proposed and be in their reasonable judgment reasonably likely to be adopted in Texas in the foreseeable future, or (ii) have been adopted in Texas in either case that, individually or in the aggregate, has a material adverse effect or could reasonably be anticipated to have a material adverse effect on the business, operations, results of operations, assets, (financial or otherwise) or prospects of the Monarch Dental Centers business taken as a whole.

       2.16 Insurance. The physical properties and assets of the Monarch Dental Centers business are insured to the extent disclosed in Section 2.16 of the Disclosure Schedule and all insurance policies and arrangements relating to the Monarch Dental Centers business are disclosed in said Schedule. To the best knowledge of Melamed, said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company and each Entity are in compliance in all material respects with the terms thereof. To the best knowledge of Melamed said insurance is adequate and customary for the Monarch Dental Centers business and is sufficient for compliance with all requirements of law and all agreements and leases to which such business is subject. Except as disclosed in Section 2.16 of the Disclosure Schedule, all said insurance policies will be in full force and effect after giving effect to the transactions contemplated by this Agreement and the transactions referred to herein.

       2.17 Finder's Fees. None of Melamed, the Company nor any Entity has incurred or become liable for any broker's commission, or finder's fee or investment banker's fee relating to or in connection with the transactions contemplated by this Agreement or the transactions referred to herein, except a fee of $25,000 to Carl Ray.

       2.18   Transactions with Interested Persons.  Except as set forth in
Section 2.18 of the Disclosure Schedule, to the best knowledge of Melamed no present or former supervisory employee, officer, director, stockholder or independent contractor (including any dentist or professional corporation) and no affiliate (as defined in Section 7.10(a) of any such person), is currently a party to any transaction with the Company or any Entity, including, without limitation, any contract, agreement or other arrangement providing for the employment of, loan to or from, furnishing of services by or to, rental of real or personal property to or from or otherwise requiring payments to any such person, and to the best knowledge of Melamed no such person owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of the Company or any Entity, or any organization which has a contract or arrangement with the Company or any Entity, provided that no representation shall be deemed made with respect to the provision of dental services by any former employee or independent contractor. Except as set forth in Section 2.18 of the Disclosure Statement, there are no commitments to, and no income reflected in the financial statements referred to in Section 2.6 has been derived from, any affiliate of Melamed, the Company or any Entity, and, following the Closing, neither the Company nor any Entity shall have any obligation of any kind or description to any such affiliate.

       2.19   Employee Benefit Programs.

              (a) Section 2.19 of the Disclosure Schedule sets forth a list of every Employee Program (as defined below) that has been maintained (as such term is further defined below) in connection with the Monarch Dental Centers business at any time during the three-year period ending on the Closing.

              (b) Each Employee Program which has ever been maintained by the Company or any Entity and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and to the best knowledge of Melamed has, in fact, been continuously qualified under the applicable section of the Code since the effective date of such Employee Program. No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

              (c) To the best knowledge of Melamed there is no, and Melamed has no reason to know of, any material failure of any person laws applicable to the Employee Programs that have been maintained in connection with the Monarch Dental Centers business. With respect to any Employee Program ever maintained in connection with the Monarch Dental Centers business, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code (for which there exists neither a statutory nor regulatory exception), or material breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan or to any person in regard to such plan), which could result, directly or indirectly (including, without limitation, through any obligation of indemnification or contribution), in any taxes, penalties or other liability to the Company, any Entity or any of their affiliates. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of Melamed, threatened with respect to any such Employee Program.

              (d) None of the Company, any Entity nor any Affiliate (as defined below) (i) has ever maintained any Employee Program which has been subject to Title IV of ERISA or Section 412 of the Code (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

              (e) With respect to each Employee Program maintained by or on behalf of the Company or any Entity within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Goodwin, Procter &
Hoar: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements), as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy and any excess loss policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for the Company or any Entity to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

              (f)    For purposes of this Section 2.19:

                     (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock or cash option plans, restricted stock plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

                     (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                     (iii) An entity is an "Affiliate" of the Company or any Entity if it would have ever been considered a single employer with the Company or any Entity under ERISA Section 4001(b) or part of the same "controlled group" as the Company or any Entity for purposes of ERISA
       Section 302(d)(8)(C).

                     (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

       2.20   Environmental Matters.

              (a) Except as set forth in Section 2.20 of the Disclosure Schedule, (i) neither the Company nor any Entity has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) no Hazardous Material (as defined below) has ever been or, to the best knowledge of Melamed, is threatened to be spilled, released, or disposed of by the Company or any Entity, at any site presently or formerly owned, operated, leased, or used in connection with the Monarch Dental Centers business, or has ever come to be located in the soil or groundwater at any such site; (iii) no Hazardous Material of the Company has ever been transported from any site presently or formerly owned, operated, leased, or used in connection with the Monarch Dental Centers business for treatment, storage, or disposal at any other place; (iv) to the best knowledge of Melamed, none of the Company nor any Entity presently owns, operates, leases, or uses, nor has any of them previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used in connection with the Monarch Dental Centers business in connection with the presence of any Hazardous Material and based upon any action or inaction of the Company or any Entity.

              (b) Except as set forth in Section 2.20 of the Disclosure Schedule, (i) none of the Company nor any Entity has any liability under, nor has it ever violated in any material respect, any Environmental Law (as defined below); (ii) the Company, each Entity, any property owned, operated, leased, or used in connection with the Monarch Dental Centers business, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) none of the Company nor any Entity has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) to the best knowledge of Melamed none of the items enumerated in clause (iii) of this paragraph will be forthcoming.

              (c) Except as set forth in Section 2.20 of the Disclosure Schedule, no site owned, operated, leased, or used in connection with the Monarch Dental Centers business contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation, except, in each case, as either individually, or in the aggregate, as would not have a material adverse effect on the business, operations, assets, condition (financial or other ) or prospects of the Monarch Dental Centers business taken as a whole.

              (d) Goodwin, Procter & Hoar has been provided with copies of all documents, records, and information available concerning any environmental or health and safety matter relevant to the Monarch Dental Centers business, whether generated in connection with the Monarch Dental Centers business or otherwise, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

              (e) For purposes of this Section 2.20, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law;
(ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level, whether existing as of the date hereof, or subsequently enacted; and (iv) "the Monarch Dental Centers business" shall include the Company, any Entity and any predecessor to any of the foregoing.

       2.21 List of Certain Employees and Suppliers. Section 2.21 of the Disclosure Schedule contains a list of all managers, employees and consultants and independent contractors (including dentists and related professional corporations) of the Monarch Dental Centers business who, individually, have received or are scheduled to receive compensation or payments for the fiscal year ended December 31, 1995 in excess of $100,000. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual. Section 2.21 of the Disclosure Schedule sets forth a list of all suppliers to whom the Monarch Dental Centers business made payments aggregating $100,000 or more during the fiscal year ended December 31, 1995 showing, with respect to each, the name, address and dollar volume involved. To the knowledge of Melamed, no supplier has any plan or intention to terminate or reduce its business with the Monarch Dental Centers business or to materially and adversely modify its relationship therewith.

       2.22 Employees; Labor Matters. The Monarch Dental Centers business employs approximately 140 full-time employees and 5 part-time employees, has contracts with approximately 34 dentists and to the best of Melamed's knowledge generally enjoys a good employer-employee relationship. None of the Company or any Entity is delinquent in payments to any of its employees or dentists for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees or dentists, no severance or other payments (including without limitation payments required by the Workers' Adjustment, Retraining, and Notification Act) will become due. Except as set forth in Section 2.22 of the Disclosure Schedule, the Monarch Dental Centers business has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services. The

Company and each Entity are in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth in Section 2.22 of the Disclosure Schedule, there are no written, or to the best knowledge of Melamed, otherwise alleged charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or to the best knowledge of Melamed threatened against or involving the Monarch Dental Centers business. No question concerning representation exists respecting the employees of the Company or any Entity.
To the best knowledge of Melamed, there are no grievances, complaints or charges that have been filed under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on the Monarch Dental Centers business. No arbitration or similar proceeding is pending and no claim therefor has been asserted. To the best knowledge of Melamed, no collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company or any Entity. Each of the Company and each Entity is, and at all times since November 6, 1986 has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. Except as set forth in Section 2.22 of the Disclosure Schedule, there are no changes pending, or of which Melamed has knowledge threatened with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel or dentists of the Monarch Dental Centers business nor has Melamed, the Company or any Entity received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel.

       2.23   Material Relationships; Government Contracts.

              (a) Except as set forth in Section 2.23(a) of the Disclosure Schedule, to the best knowledge of Melamed, the relationships of the Monarch Dental Centers business with its customers, Health Care Providers and the parties to the contracts referred to in Section 2.13(a)(xv) are good commercial working relationships. To the best knowledge of Melamed, no Health Care Provider or DMO with which the Monarch Dental Centers business does business has any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with such business or to decrease materially or limit its purchase of the services of such business. Except as set forth in
Section 2.23(a) of the Disclosure Schedule, no DMO relationship or material contract or other material business relationship of either the Company or any Entity has been terminated in the past year.

              (b) Neither the Company nor any Entity has any contracts or subcontracts with any government (including any municipal government) or governmental agency or activity, and none of the Company or any Entity is ineligible to submit bids to any DMO.

       2.24 Disclosure. To the best knowledge of Melamed, the representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Melamed, the Company and any Entity pursuant to this Agreement, together with all materials provided by Melamed, the Company and any Entity or their agents with respect to the Monarch Dental Centers business, do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. To the best knowledge of Melamed, there are no facts known to Melamed which presently or may in the future have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Monarch Dental Centers business which has not been specifically disclosed herein or in a Schedule furnished herewith.

       2.25 Powers of Attorney. Neither the Company, nor any Entity has any outstanding power of attorney.

       2.26 Corporate Records. The corporate or, in the case of a partnership, equivalent record books of the Company and of each Entity accurately record all corporate or partnership action taken by their respective stockholders, partners, board of directors, governing bodies and committees. The copies of the corporate records of the Company and of each Entity provided to Goodwin, Procter & Hoar for review, are true and complete copies of the originals of such documents.

       2.27 List of Directors and Officers. Section 2.27 of the Disclosure Schedule hereto contains a true and complete list of all current directors and officers of the Company and each Entity.

       2.28 Transfer of Equity Interests. No holder of stock, partnership interests, or other equity interest of the Company or any Entity has at any time transferred any of such instruments to any employee or professional independent contractor of the Company or any Entity, which transfer constituted or could be viewed as compensation for services rendered to the Company or any Entity by said employee or professional independent contractor.

       2.29 Equity Interest Repurchase. Neither the Company nor any Entity has redeemed or repurchased any of its capital stock, partnership interests or any other equity interest, as applicable.

       2.30   Additional Financial Representations.

              (a) Cash on Hand. As of and immediately prior to the Closing, the Company and the Entities have cash on hand of not less than $350,000 in the aggregate.

              (b) Bank Debt. As of and immediately prior to the Closing, the aggregate outstanding bank debt and similar debt obligations of the Company and the Entities together with the amount of any bank debt and similar debt obligations the payment of which has been guaranteed by the Company or any of the Entities is not in excess of $1,393,000 plus any additional amount permitted by Section 2.30(c).

              (c) Additional Bank Debt. As of and immediately prior to the Closing, the aggregate outstanding bank debt and similar debt obligations incurred after November 2, 1995 solely for the purpose of funding new office construction and/or expansion of the existing offices, in each case after such date and incurred to relieve Melamed of personal guarantees, shall not exceed $425,000.

       2.31 Investment Representations. Melamed, in connection with his acquisition of Common Stock, represents that he is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Melamed represents to the Company that he is acquiring such Common Stock for his own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Melamed acknowledges that the Common Stock of the Company has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless it is subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. Melamed represents that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment contemplated by this Agreement and the transactions contemplated hereby and the transactions referred to herein and making an informed investment decision with respect thereto.

       Melamed acknowledges and agrees that the following legend shall be typed on each certificate evidencing shares of Common Stock issued hereunder:

       THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

       THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT DATED AS OF FEBRUARY 5, 1996, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER, AND VOTING REQUIREMENTS. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

ARTICLE 3.    COVENANTS OF MELAMED.

       3.1 Making of Covenants and Agreements. Melamed hereby makes the covenants and agreements as set forth in this Article 3 for the period from and after the Closing.

       3.2 Cooperation. Melamed shall cooperate with all reasonable requests of the Company, the Entities or any of their representatives and agents to more effectively consummate the transactions contemplated hereby and the transactions referred to herein.

       3.3 Consents. Melamed shall assist the Company and each Entity in obtaining any and all consents, authorizations and approvals necessary in connection with the consummation of the transactions contemplated hereby or referred to herein.

       3.4 Notice of Default. Promptly upon the occurrence of, or promptly upon Melamed becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Melamed prior to the date hereof, of any of the representations, warranties or covenants of Melamed contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, Melamed shall give detailed written notice thereof to the Company and Melamed shall use his best efforts to prevent or promptly remedy the same.


SECTION 4.    COVENANTS OF THE COMPANY.

       4.1 Making of Covenants and Agreements. The Company hereby makes the covenants and agreements set forth in this Section 4.

       4.2 Cooperation. The Company shall cooperate with all reasonable requests of Melamed and his representations and agents to more effectively consummate the transactions contemplated hereby or referred to herein.

       4.3 Availability of Records. After the Closing, the Company shall make available to Melamed as reasonably requested by him and at his expense or any taxing authority all information, records or documents relating to the Monarch Dental Centers business in respect of all periods prior to Closing and shall preserve all such information, records and documents until the later of six years after the Closing or the expiration of all statutes of limitations or extensions thereof, provided that Melamed shall hold the same in confidence. The Company shall also make available to Melamed, as reasonably requested by him, personnel responsible for preparing or maintaining information, records and documents, both in connection with tax matters as well as litigation.

ARTICLE 5. SURVIVAL OF REPRESENTATIONS, WARRANTIES, ARRANGEMENTS, COVENANTS AND OBLIGATIONS.

       All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit or certificate delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto, subject to the provisions of Article 6 hereof.


ARTICLE 6.    INDEMNIFICATION.

       6.1 Indemnification by Melamed. Melamed on behalf of himself and his successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Article 6, "Melamed") agrees to defend, indemnify and hold the Company, each Entity, all subsidiaries and affiliates of any of the foregoing (including without limitation stockholders of any of the foregoing (other than Melamed) and persons serving as officers, directors, partners, employees or agents of the Company, each Entity or such subsidiaries or affiliates thereof (in each case, other than Melamed) (individually a "Company Indemnified Party" and collectively the "Company Indemnified Parties") harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including without limitation, reasonable fees of counsel) of any kind or nature whatsoever ("Claims") (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Company Indemnified Party (a "Loss" or "Losses"), based upon, arising out of, by reason of or otherwise in respect of or in connection with:

              (a) any inaccuracy in or breach of any representation or warranty made by Melamed in this Agreement, by Melamed or Smith in the Melamed/Smith Asset Contribution Agreement, or in any Schedule, exhibit or certificate delivered by or on behalf of Melamed as part of or pursuant to this Agreement, or any claim, action or proceeding asserted or instituted or arising out of any matter or thing covered by such representations or warranties (collectively, "Warranty Claims");

              (b) any breach of any covenant or agreement made by or on behalf of Melamed in this Agreement, by Melamed or Smith in the Melamed/Smith Asset Contribution Agreement, or in any Schedule, exhibit or certificate delivered by or on behalf of Melamed as part of or pursuant to this Agreement; or

              (c) any liability of the Company or any Entity for Taxes arising from an event or transaction prior to the Closing or as a result of the Closing which have not been paid by the Company or an Entity prior to the Closing, including without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by the Company or an Entity.

       The rights of Company Indemnified Parties to recover indemnification in respect of any occurrence referred to in either of clauses (b) and (c) of this
Section 6.1 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation, warranty or agreement referred to in clause (a) of this Section 6.1.

       6.2    Limitations on Indemnification by Melamed.

              (a) The right of Company Indemnified Parties to indemnification under Section 6.1 shall be subject to the following provisions:

                     (i) Indemnification with respect to Warranty Claims (other than any such claims arising under Section 2.30 hereof) shall expire eighteen (18) months after the Closing; provided, however, that the limitation of this clause (i) shall not apply to Warranty Claims involving fraud, intentional misrepresentation, title to the Subject Assets or Redeemed Shares or Taxes, for which the period for making such claims shall expire on the date which is six (6) months after the termination of the applicable statute of limitations relating thereto. If prior to the relevant date of expiration a specific state of facts shall have become known which may constitute or give rise to any Warranty Claim as to which indemnity may be payable and a Company Indemnified Party shall have given notice of such facts to Melamed, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given.

                     (ii) No indemnification shall be payable with respect to Warranty Claims (not involving fraud, intentional misrepresentation, title to the Subject Assets or Redeemed Shares, or Taxes or any other Warranty Claim arising under Section 2.30 hereof) to Company Indemnified Parties unless the total of all Warranty Claims shall exceed $250,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof.

                     (iii) Melamed shall not be obligated to indemnity Company Indemnified Parties for Warranty Claims (other than any such claims arising under Section 2.30 hereof and other than any such claims involving fraud, intentional misrepresentations, title to the Subject Assets or Redeemed Shares, or Taxes) after the cumulative amount of all amounts paid by Melamed to Company Indemnified Parties with respect thereto exceeds TWO MILLION DOLLARS ($2,000,000).

                     (vi) The limitations herein with respect to certain Warranty Claims shall not limit the rights of any Company Indemnified Party with respect to any other claims arising under provisions of
       Section 6.1.

              (b) In the event any claim for indemnification hereunder arises under more than one provision of Section 6.1 and as such may be subject to limitations pursuant to this Section 6.2 if deemed to arise under a particular provision but not if deemed to arise under a different provision (e.g., a matter constituting both a breach of a representation and a breach of a covenant), then the claim shall be deemed to arise under the provision to which no restrictions or the least restrictive provisions apply.

              (c) Indemnification pursuant to Section 6.1 is the exclusive remedy of Company Indemnified Parties against Melamed for matters arising out of the representations and warranties of Melamed set forth in this Agreement and the Schedules hereto and certificates delivered in connection herewith after the Closing.

              (d) The amount of any Losses suffered, sustained or incurred by Company Indemnified Parties or required to be paid by Melamed shall be reduced by the amount of any insurance proceeds and other amounts paid to such Company Indemnified Parties by any Person (other than any Entity) not a party to this Agreement.

       6.3 Indemnification by Company. The Company agrees to defend, indemnify and hold Melamed and his heirs (individually a "Melamed Indemnified Party" and collectively the "Melamed Indemnified Parties") harmless from and against any and all Claims, whether or not arising out of third-party claims and including all amounts paid in respect of Losses (as defined in Section 6.1 hereof) based upon, arising out of, by reason of or otherwise in respect of or in connection with (a) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement, in the Melamed/Smith Asset Contribution Agreement, or in any Schedule, exhibit or certificate delivered by the Company as part of or pursuant to this Agreement, or any claim, action or proceeding asserted or instituted or arising out of any matter or thing covered by such representations or warranties (collectively "Melamed Warranty Claims"); or (b) any breach of any covenant or agreement made by the Company in this Agreement, in the Melamed/Smith Asset Contribution Agreement, or in any Schedule, exhibit or certificate, delivered by the Company as part of or pursuant to this Agreement (such claims under clauses (a) and (b) being hereinafter collectively referred to as "Melamed Indemnifiable Claims"). The rights of Melamed Indemnified Parties to recover indemnification in respect of any occurrence referred to in clause (b) of this Section 6.3 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause (a) of this
Section 6.3.

       6.4    Limitations on Indemnification by the Company.

              (a) The right of Melamed Indemnified Parties to indemnification under Section 6.3 shall be subject to the following provisions:

                     (i) Indemnification with respect to Melamed Warranty Claims shall expire eighteen (18) months after the Closing; provided, however, that the limitation of this clause (i) shall not apply to Melamed Warranty Claims involving fraud or intentional misrepresentation, for which the period for making such claims shall expire on the date which is six (6) months after the termination of the applicable statute of limitations relating thereto. If prior to the relevant date of expiration a specific state of facts shall have become known which may constitute or give rise to any Melamed

       Warranty Claim as to which indemnity may be payable and a Melamed Indemnified Party shall have given notice of such facts to the Company then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given.

                     (ii) No indemnification shall be payable with respect to Melamed Warranty Claims (not involving fraud or intentional misrepresentation) to Melamed Indemnified Parties unless the total of all Melamed Warranty Claims shall exceed $250,000 in the aggregate, whereupon the full amount of such claims in excess of such amount shall be recoverable in accordance with the terms hereof.

                     (iii) The Company shall not be obligated to indemnify Melamed Indemnified Parties for Melamed Warranty claims (other than any such claims involving fraud or intentional misrepresentation) after the cumulative amount of all amounts paid by the Company to Melamed Indemnified Parties with respect thereto exceeds TWO MILLION DOLLARS ($2,000,000).

                     (iv) The limitations herein with respect to certain Melamed Warranty Claims shall not limit the rights of any Melamed Indemnified Party with respect to any other claims arising under clause
       (b) of Section 6.3.

              (b) Indemnification pursuant to Section 6.3 is the sole and exclusive remedy of Melamed Indemnified Parties against the Company for matters arising out of the representations and warranties of the Company set forth in this Agreement and the Schedules hereto and certificates delivered in connection herewith after the Closing.

              (c) The amount of any Losses suffered, sustained or incurred by Melamed Indemnified Parties or required to be paid by the Company shall be reduced by the amount of any insurance proceeds and other amounts paid to such Melamed Indemnified Parties by any Person not a party to this Agreement.

       6.5 Notice; Defense of Claims. Promptly after receipt by an indemnified party of notice of any third party or other claim, liability or expense to which the indemnification obligations hereunder would apply, including in connection with any governmental, employer or malpractice related proceeding, the indemnified party shall give notice thereof in writing to the indemnifying party or parties, but the omission to so notify the indemnifying party or parties promptly will not relieve the indemnifying party or parties from any liability except to the extent that the indemnifying party or parties shall have been materially prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

       In the case of any third party claim, if within twenty (20) days after receiving the notice described in the preceding paragraph the indemnifying party or parties (i) give written notice to the indemnified party or parties stating that they intend to defend in good faith against such claim, liability or expense at their own cost and expense and (ii) provide assurance and security reasonably acceptable to such indemnified party or parties that such indemnification will be paid fully and promptly if required and such indemnified party or parties will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the indemnifying party or parties (subject to the consent of such indemnified party or parties which consent shall not be unreasonably withheld) and such indemnified party or parties shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party or parties are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party or parties shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the indemnifying party or parties assume such defense in accordance with the preceding sentence, they shall have the right, with the consent of such indemnified party or parties, which consent shall not be unreasonably withheld, to settle all Indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying party or parties' obligation to indemnify such indemnified party or parties therefor will be fully satisfied and the settlement includes a complete release of such indemnified party or parties. The indemnifying party or parties shall keep the such indemnified party or parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such indemnified party or parties with all documents and information that such indemnified party or parties shall reasonably request and shall consult with such indemnified party or parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such indemnified party or parties shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party or parties and the indemnified party or parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for such indemnified party or parties shall be paid by the indemnifying party or parties. If no such notice of intent to dispute and defend is given by the indemnifying party or parties, or if such diligent good faith defense is not being or ceases to be conducted, such indemnified party or parties shall, at the expense of the indemnifying party or parties, undertake the defense of (with counsel selected by such indemnified party or parties), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party or parties, then such indemnified party or parties shall make available all information and assistance that the indemnifying party or parties may reasonably request and shall cooperate with the indemnifying party or parties in such defense.

       6.6 Satisfaction of Indemnification Obligations. Any indemnity payable pursuant to this Section 6 shall be paid within the later of (a) ten
(10) days after the indemnified party's request therefor or (b) ten (10) days prior to the date on which the Loss upon which the indemnity is based is required to be satisfied by the indemnified party.

ARTICLE 7.  MISCELLANEOUS.

       7.1    Fees, Expenses and Certain Taxes.

              (a) The Company will pay its fees and expenses in connection with this Agreement and the Melamed/Smith Asset Contribution Agreement and the transactions contemplated hereby and thereby. The Company will also pay the legal, accounting and, subject to the representation and warranty in Section
2.17 hereof being true and correct, investment banking fees and expenses of Melamed in connection with this Agreement and the Melamed/Smith Asset Contribution Agreement and the transactions contemplated hereby and thereby not to exceed $1,050,000, with Melamed agreeing to pay any such fees and expenses in excess of such amount, provided that all fees and expenses of Coopers & Lybrand will be paid by the Company.

              (b) Melamed will pay all costs (i) incurred, whether at or subsequent to the Closing, in connection with the transfer of the Redeemed Shares, and the Subject Assets to the Company as contemplated by this Agreement and the Melamed/Smith Asset Contribution Agreement, including without limitation, all transfer taxes and charges applicable to such transfer, and
(ii) of obtaining all necessary permits, waivers, registrations or consents with respect to any assets, rights or contracts of the Company or any Entity in connection with or as a result of transactions contemplated by this Agreement and the Melamed/Smith Asset Contribution Agreement and the transactions referred to herein.

       7.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Texas without regard to its conflict of laws provisions.

       7.3 Notices. Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon confirmation of receipt, or if sent by registered or certified mail, upon the sooner of the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt. All notices and payments to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO THE COMPANY
 OR ANY ENTITY:      Monarch Dental Corporation
                     6757 Arapaho Road, Suite 779
                     Dallas, TX  75248
                     Attn:  President
                     Fax:   (214) 458-0934

With a copy to:      Goodwin, Procter & Hoar
                     Exchange Place
                     Boston, MA  02109
                     Attn:  John R. LeClaire, P.C.
                     Fax: (617) 570-1234

TO MELAMED:          Warren F. Melamed, D.D.S.
                     c/o Monarch Dental Corporation
                     6757 Arapaho Road, Suite 779
                     Dallas, TX  75248
                     Attn:  President
                     Fax:   (214) 458-0934

With a copy to:      Haynes and Boone, L.L.P.
                     3100 NationsBank Plaza
                     Dallas, TX 75202
                     Attn:  Kenneth K. Bezozo
                     Fax:   (214) 651-5940

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

       7.4 Entire Agreement. This Agreement (together with the Melamed/Smith Asset Contribution Agreement), including the Schedules referred to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including without limitation the letter dated November 2, 1995.

       7.5 Assignability; Binding Effect. This Agreement and any rights hereunder shall be assignable by the Company to one or more corporations or partnerships controlling, controlled by or under common control with the Company, directly or indirectly, provided the Company shall remain liable for its obligations hereunder in connection with any such assignment, or to any successor or acquiror of the Company or its affiliates provided such entity assumes or agrees to be bound by the Company's obligations hereunder, or to any entity providing financing in connection with the transactions contemplated hereby or to any successor or assign or such an entity (including without limitation any such successor or assign in connection with any refinancing, renewal or extension of such financing), upon written notice to Melamed. This Agreement may not be assigned by Melamed without the prior written consent of the Company. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs and permitted assigns (including without limitation the estate and heirs of Melamed in the event of his death).

       7.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

       7.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

       7.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the parties hereto or in the case of a waiver, the party or parties waiving compliance.

       7.9 Consent to Jurisdiction; Certain Remedies. Solely for the purpose of allowing a party to enforce its indemnification and other rights hereunder, each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Texas or in the court in which any claim for which indemnification may be sought hereunder is brought against an indemnified party. If any party should default in the performance of its obligations hereunder, the other party or parties, as applicable, shall, in addition to any other of its rights and remedies hereunder or otherwise, be entitled to the remedy of specific performance, and each of the parties hereto expressly waives the defense that a remedy in damages will be adequate.

       7.10   Certain Definitions.  For purposes of this Agreement, the term:

              (a) "affiliate" of a person shall (i) with respect to a person, any member of such person's family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

              (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

              (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

              (d) "subsidiary" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person.

       IN WITNESS WHEREOF the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


                                          THE COMPANY:


ATTEST                                    MONARCH DENTAL CORPORATION


                                          By:    /s/ WARREN F. MELAMED
--------------------------------------       -----------------------------------
Secretary                                    Name:  Warren F. Melamed, D.D.S.
[Corporate Seal]                             Title: President


SPOUSE'S CONSENT                          MELAMED:
----------------

I acknowledge that I have read the
foregoing Stock Redemption Agreement
and that I understand the contents
thereof.


  /s/ JANET L. MELAMED                       /s/ WARREN F. MELAMED
--------------------------------------    --------------------------------------
Janet L. Melamed                          Warren F. Melamed, D.D.S.